SECOND QUARTER FISCAL 2026
INVESTOR QUESTIONS & ANSWERS
March 3, 2026
Forward-Looking Statements
Reference is made to the forward-looking statements disclosure provided at the end of this document.

Financial Highlights

($ in thousands, except for per share data)	Three Months Ended January 31,		Change	Six Months Ended January 31,		Change
	2026	2025		2026	2025
Net Sales	$2,125,856	$2,018,107	5.3%	$4,514,979	$4,160,891	8.5%
Gross Profit	$251,254	$245,197	2.5%	$572,228	$526,639	8.7%
Gross Profit Margin %	11.8%	12.1%	(30) bps	12.7%	12.7%	— bps
Net Income (Loss) Attributable to THOR	$17,803	$(551)	n/m	$39,472	$(2,383)	n/m
Diluted Earnings (Loss) Per Share	$0.34	$(0.01)	n/m	$0.75	$(0.04)	n/m

EBITDA (1)	$95,290	$76,344	24.8%	$202,830	$158,077	28.3%
Adjusted EBITDA (1)	$98,054	$87,015	12.7%	$229,059	$194,797	17.6%
(1) See reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures included in this release

Quick Reference to Contents

Q&A

MARKET UPDATE & OUTLOOK

1.Are North American independent dealer inventory levels adequately positioned and aligned with THOR’s original outlook for the spring 2026 selling season?
a.Despite recent contradictory interpretations, overall, our North American independent dealers remain cautiously optimistic heading into the spring selling season, and we believe dealer inventories are at appropriate levels considering dealer turns and market sentiment. North American independent dealer inventories of THOR products were approximately 79,100 units at the end of our fiscal 2026 second quarter, compared to approximately 86,200 at the end of the prior-year period. Much of this decline can be attributed to the Heartland refresh and the need for dealers to fully reload this new product into the channel.

As it pertains to the possibility of shifts in dealer inventory levels and stocking cadence, we still believe that there is the potential for the timing of pent-up trade-in activity from COVID-19 buyers to align with the upcoming spring selling season, but various macroeconomic uncertainties continue to weigh on consumers and dealers. While the recent Supreme Court introduced the prospect of marginal tariff relief, subsequent tariff actions have created continued uncertainty. Consumer sentiment pulled back over the winter months per the University of Michigan Survey of Consumers, but we did see a slight improvement in January sentiment that we are optimistic could be the start of an upward trend if inflationary pressures continue to subside and trade noise dampens. However, uncertainties caused by recent events in the Middle East could temper any positive momentum in consumer sentiment. Overall, we expect that dealers will continue to prudently manage inventories until a market inflection dictates a change in course as the upcoming spring selling season gets under way.
2.Have there been any recent changes in North American retail trends as THOR enters the second half of its fiscal 2026?
a.Little has changed from what we communicated in September, as we remain in a seasonally slow period while the retail environment has also had to contend with adverse weather. Many dealers have noted reduced foot traffic in January and lost selling days due to weather-related closures. In light of this, some of the positive industry retail trends observed during our fiscal 2026 first quarter have been dulled by the slower winter months in our fiscal 2026 second quarter. Our guidance for fiscal 2026, which assumes North American retail will experience a low- to mid-single digit decline during our current fiscal year compared to our prior fiscal year, remains unchanged due to this leveling of retail trends. While industry retail sales across the first half of our fiscal 2026 have trended in-line with our guidance assumption, we are seeing relative strength in the retail performance of some THOR product segments. For the three calendar months ended December 31, 2025, our towable retail sales trend outperformed the overall industry trend compared to the prior-year period, while, on the motorized side, we saw retail growth beyond industry trends for our Class C products during the same comparative periods. As new and reconfigured products arrive at dealer lots, we are confident in our ability to build upon these positive retail trends. Additionally, we will continue to leverage data tools and enterprise sales strategies that will help position us to achieve retail share gains when adverse weather and macroeconomic challenges subside.

3.How would you describe the European retail environment through the first six months of your fiscal year? Does it still face headwinds heading into the second half of THOR’s fiscal 2026?
a.The European market is still on track for a relatively flat retail environment when compared to fiscal 2025 as various macroeconomic headwinds persist. Principally, overall living costs in Europe are a driving factor that is suppressing meaningful retail growth. According to the European Caravan Federation (“ECF”), total retail registrations in Europe for calendar year 2025 decreased 2.5% in comparison with the prior year. This change was driven by a 10.9% decrease in registrations of caravans, offset by a a 0.6% increase in registrations of motorcaravans and campervans during the period. Consumer preferences continue to shift away from caravan products, with attractively priced campervan units exacerbating this in the near term. Given our strong presence within the motorcaravan and campervan product segment, we expect to be able to continue to adapt our production and product offerings in alignment with this consumer shift.

While retail registrations modestly declined in calendar year 2025, interest in the RV lifestyle has not waned in Europe. At the recent Caravan–Motor–Touristik (“CMT”) trade show in Stuttgart, Germany in January, attendance was up approximately 3% compared to CMT 2025, with sales at the show by our brands also up by approximately 3%. Sustained enthusiasm for the RV lifestyle supports our belief that as price-aggressive offerings continue to clear through the channel, there will be further opportunity to grow our market share by replacing lot space with our recently introduced or redesigned in-demand product offerings.

4.What is your assessment of the state of the North American consumer?
a.While our fiscal year started with lower consumer confidence, there currently are mixed signals in the economy as to the health and trajectory of the North American consumer. The February consumer confidence index came in ahead of expectations, and the recently enacted tax reform has yielded higher refunds so far this tax season, with early analysis indicating refunds are up approximately 10% as a percentage of last year’s refund. Additionally, inflation had begun to show signs of subsiding, which may have given the Federal Reserve room to enact rate cuts in calendar year 2026. Higher tax refunds, easing inflationary pressures and reduced interest rates are generally all positive factors for consumers, and within our industry in particular, due to the importance of discretionary spending and relief regarding the cost of ownership.

Unfortunately, recent events have muddied the consumer outlook and added additional uncertainties for consumers. The imposition of new tariff levels after the recent Supreme Court decision has led to ongoing volatility in tariff impacts, while the latest Producer Price Index has revived concerns about inflation, casting doubt on both the size and timing of any upcoming interest rate reductions. Further, recent events in the Middle East add to the macroeconomic headwinds, with headlines potentially weighing on consumer sentiment.

As we enter the spring selling season, the development of these macroeconomic forces will be evident on our financial results. Our focus is on managing enterprise risk and executing against our internal plans in order to deliver strong results relative to given market conditions. Our strategic initiatives have successfully positioned us to react to the market and ramp up production if consumer tailwinds prevail over the balance of this fiscal year.

OPERATIONS UPDATE

1.What was the genesis for the recently announced evolution of THOR’s North American RV operating model, and what are the expected long-term benefits?
a.THOR’s decentralized structure has, for decades, been a key influence on our success by allowing for a level of autonomy amongst our growing family of brands while driving market-leading performance. The RV industry has changed rapidly in recent years, as challenges have arisen due to factors such as dealer consolidation and the need to further leverage our scale through enterprise-level strategies. To address this shifting landscape and to continue to exceed the expectations of our independent dealers and end customers, on February 23, 2026, we announced a strategic evolution of our North American RV operating model establishing two operating RV Groups for the majority of our North American RV OEM operations.

Although implementation processes still lie ahead of us, we have already put in place key foundational aspects that have allowed us to move forward with this evolution. With an eye towards this change in operating structure, we have been intentional with various strategic initiatives in previous periods so as to streamline operations and to allow for an efficient transition to our RV Group model. Various enterprise-level efforts have also been instrumental in our ability to initiate this change, with our growing data strategy and the leveraging of our chassis purchasing power serving as just two examples. To achieve these enterprise-level efforts, we have assembled the necessary talent and support teams that will be key for future enterprise-level initiatives under the new RV Group model.

The new North American RV Group operating model will organize the majority of THOR’s North American RV OEMs into two groups. One Group will include the Jayco, Entegra, Open Range, Heartland and Tiffin brands and will be led by Ken Walters, President of Jayco. The other Group will include the Thor Motor Coach, Keystone, Dutchmen and Crossroads brands and will be led by Jeff Kime, President of Thor Motor Coach. Airstream and KZ will continue to operate independently. While aspects of our decentralized model that have driven our entrepreneurial culture will be preserved, the Company expects the establishment of these operating RV Groups will generate meaningful structural benefits over time, driven by:

•Strategic sourcing coordination and supplier alignment, supporting long-term cost discipline and supply continuity;
•Operational standardization and process improvement, improving efficiency, quality and consistency across brands;
•Brand and portfolio alignment, enabling more focused capital allocation and product investment; and
•Enterprise-wide data, systems and digital integration, strengthening analytics, forecasting, customer engagement capabilities and enabling a unified dealer portal experience across the THOR family of companies.

As the full implementation of this operating model will unfold over time, the savings generated and synergies gained will not be immediate. Initial efforts will focus on structural alignment and governance clarity, followed by operational benefits as coordination matures. Importantly, we are focused on sustainable improvement–not headlines of quantified synergetic savings. As measurable results emerge, we will evaluate the appropriateness of providing additional specificity. The successful integration of Heartland under Jayco’s leadership has provided us with a test case for the evolution of our North American RV operating companies, and the talented teams that we have assembled are ready to execute the furtherance of this evolution at scale.

2.What actions are you taking in your European segment in response to persistent headwinds in the European RV market?
a.The European market has remained challenged in recent quarters and our European segment is not immune to its effects. Alongside pressured margins, the European segment has contended with a retail sales decline of 2.5% across calendar year 2025 compared to calendar year 2024, leading to measured production levels at our European sites as dealer restocking and channel pull-through decelerated. In response, our management teams have and continue to implement multiple restructuring initiatives to rationalize our production capacities. These initiatives have been focused on right-sizing both our workforce and our footprint, while also rationalizing production to more efficient sites with existing capacities. Additionally, our sales teams have worked hard to address the softness in the mainstream product segment, most notably with model refreshes at EHG that have included a period of lower-margin product offerings prior to the release of the refreshed products.

While the restructuring costs and lower-margin product offerings have weighed on the gross margin and bottom-line performance of the European segment in recent periods, we believe the segment is positioning itself well to operate efficiently going forward while being flexible enough to capitalize on a market rebound. As needed, we will continue to identify restructuring opportunities that align our operations with the market realities in Europe. While current European market trends greatly impact sales volumes and apply pressure to our margins, we are intent on controlling what we can control by seeking out and implementing production strategies that further improve our margin profile to achieve enhanced bottom-line results in the face of market headwinds.

3.How is your owned-supplier strategy progressing, and how does the recent acquisition of Synergy Designs fit within this strategy?
a.Through our acquisitions of supply companies, we set out to diversify our revenue streams, stabilize a portion of our supplier base and create advantageous cooperation among multiple levels of the value chain. Postle has provided us a stable and dependable aluminum supplier amidst a volatile commodities market while simultaneously providing robust and diversified profitability. Airxcel has given us a foothold in the supply of component and aftermarket parts that has allowed for robust growth and expansion through contract wins and product introductions that have given the entire RV industry a trusted partner in the supply space. The success of both Postle and Airxcel and the resulting market wins have necessitated expansion, allowing us to strategically repurpose existing THOR properties for supply company use while simultaneously rightsizing our RV production footprint. Due to our strong innovation pipeline, we believe there are extensive growth opportunities in front of our supply companies as they continue to provide attractive alternatives within the supply chain.

These entities have been, and continue to be, additive to our top and bottom lines with growth coming both organically and through acquisitions. THOR recently acquired Synergy Designs, a soft-goods manufacturer that is operating under Airxcel’s management. Synergy Designs will enhance our product portfolio and is a key acquisition for our expanding furniture business. We are confident in its ability to win additional contracts as we invest in their production capabilities and capacities. Our supply company management teams have been successful in the past with acquisition integration, and we are confident in their ability to do so again with Synergy Designs and as we identify additional strategic fits and growth opportunities that further expand our supply content share within the RV industry.

STRATEGIC UPDATE

1.What are the trends that you are seeing across your segments for THOR’s retail market share?
a.For our North American Towable segment, where we have previously experienced share pressure, we have stabilized market share for travel trailers. For fifth wheels, we did see some share erosion in recent periods, but have taken deliberate action to address this erosion. The Heartland reset and Keystone brand refresh are both targeted initiatives designed to strengthen product positioning, enhance value propositions and regain share in the fifth wheel category. We believe those efforts position us to compete more effectively as the market stabilizes.

We remain steady with overall retail market trends for our North American Motorized products. Our share performance has been consistent, and we continue to focus on product innovation, dealer alignment and operational discipline to maintain our competitive position in this segment.

European market share also remains steady across most categories. The exception is caravans, which is a segment experiencing broader structural erosion but is currently not the primary driver of our European segment’s financial performance. Overall, we believe our share performance reflects a disciplined approach to aligning production with demand while positioning key brands for recovery and growth as conditions normalize.
2.Can you provide an update on the Entegra Embark model built on the Harbinger hybrid chassis?
a.The Entegra Embark represents an important innovation initiative for us, combining European-inspired design with the Harbinger series hybrid chassis platform. We believe this product has the potential to expand the appeal of motorized RVs by delivering a modern, more efficient driving experience paired with distinctive design and functionality.

We will be entering production of the Embark within the next sixty days, with initial market engagement being a controlled launch with a rental partner, allowing us to closely monitor real-world performance, customer usage patterns, reliability and overall response. This measured approach will enable us to refine design elements and features before broader retail distribution. Assuming performance and customer feedback meet our expectations, we are targeting expanded retail distribution in our fiscal year 2027.

3.What led to THOR’s decision to elevate the Chief Information Officer to an Executive Officer position?
a.Elevating the Chief Information Officer to the Executive Officer level reflects the increasing strategic importance of data, digital platforms and AI across our enterprise. As THOR continues to scale globally and operate in a more dynamic market environment, technology is no longer simply a support function – it is a core driver of operational discipline, decision-making quality and long-term value creation.

Over the past several years, we have built a strong enterprise data foundation serving all operating companies, including our European operations. Formalizing the Chief Information Officer role ensures that the enterprise technology strategy is directly aligned with business priorities at the highest level of leadership. This move reinforces our commitment to leveraging data as a competitive advantage as we begin to implement our evolved North American RV operating model, continue to grow our supply companies and enhance the performance of all our operating companies.

FINANCIAL UPDATE

1.North American Towable gross profit margin in your fiscal 2026 second quarter declined just 50 basis points compared to the prior-year period despite a 14.2% decline in sales volumes. How have you kept margins resilient?
a.The gross profit margin percentage in the second quarter of fiscal 2026 declined compared to the prior-year period due to higher material and overhead costs, partially offset by favorable product mix and lower warranty costs. Margin structure improvements following the Heartland realignment have incrementally yielded positive results, while a sustained favorable mix of higher-priced fifth wheels has made our Towable margins more resilient against a backdrop of volume declines. Our revamped fifth wheel product offerings have allowed us to capitalize on the mix shift experienced in the industry. Further, we have closely monitored channel inventory so as to manage promotional activity needs, with dealer inventories of THOR Towable products declining 11.1% compared to the prior-year period. Our disciplined production approach, while navigating macroeconomic headwinds and seasonally slower winter months, has positioned us to sustain and expand resilient margins going forward.

2.Where do you expect THOR’s Towable volumes to trend in your fiscal 2026 second half? Do you have any concerns regarding the signaling by dealerships of a potential reduction in order intake?
a.We believe our Towable sales volumes in our fiscal 2026 second half could be challenged as dealers signal further inventory rationalization and contend with lost sales caused by the adverse weather experienced early in calendar year 2026. As of January 31, 2026, our North American Towable backlog has declined 42.1% compared to January 31, 2025, when dealers had grown their inventories in anticipation of an inflection point in the market that did not materialize due to macroeconomic uncertainties.

In the current year, dealers are behaving more cautiously and looking to order closer to need as the tenor of the selling season materializes. We do not believe this necessarily represents an inevitable pull-back in volumes, as the development of selling season and retail pull-through will dictate that. We instead view this as a potential change in inventory management philosophy by certain dealers amidst an evolving RV industry landscape. In response, we will continue to prudently manage our production levels and continuously evaluate and manage our margin structure within a potentially lower-volume environment. Longer term, we believe that smaller, more frequent ordering behaviors by dealers will be healthy for channel management and beneficial to the profitability of both independent dealers and THOR. Our revised full-year guidance for fiscal 2026 accounts for the risk of declining towable volumes in our fiscal second half.

3.THOR’s Motorized segment continues to produce strong quarterly performances. What are the key drivers?
a.Net sales for our North American Motorized segment during the three months ended January 31, 2026 increased 29.3% compared to the prior-year period after experiencing a similar year-over-year top-line increase in our fiscal 2026 first quarter. The fiscal 2026 second quarter net sales increase was driven by a 28.3% increase in unit shipments led by our Class B and Class C product lines, which saw year-over-year improvements in unit shipments of 20.8% and 44.3%, respectively. This increase in shipment volume for the segment was further influenced by a 1.0% increase in the overall net price per unit, primarily resulting from a shift in product mix weighing more heavily towards Class C units than our more moderately-priced Class B units, as well as a shift within the Class A segment towards our higher-priced diesel units.

The volume increase in our fiscal 2026 second quarter was also aided by deliveries to satisfy bulk orders for our rental fleet customers. Additionally, our strong motorized volumes continue to benefit from our teams leveraging the tools we have made available to them through our data strategy that have targeted critical price points that are resonating with consumers. The success of identifying these critical price points is evident in the fact that we have grown our Class C market share by 120 basis points during the three months ended December 31, 2025 compared to the prior-year period.

The North American Motorized gross profit margin percentage increased to 9.5% in the second quarter of fiscal 2026 from 7.8% in the prior-year period. The 170 basis point increase was largely a function of volume leverage and improved labor costs. We believe that the success of our Class B and Class C offerings provide continued upside relative to what is embedded in our plan because of the volume leverage that they can provide to our margins throughout the upcoming selling season.

4.The financial performance of THOR’s European segment in the second quarter of fiscal 2026 trended similarly with the results of the fiscal 2026 first quarter, as the gross profit margin percentage declined 220 basis points compared to the prior-year period despite net sales increasing 11.8%. What are the key inputs driving the lowered profitability against a backdrop of higher sales, and will this persist into the second half of THOR’s fiscal 2026? How is THOR addressing these challenges?
a.While the story for the financial performance of our European segment generally has not changed in recent periods, we remain active in pursuing additional key initiatives on a broader scale to address market headwinds and strengthen the segment in the long term. First, it is important to note that on a constant-currency basis, fiscal 2026 second quarter sales are approximately flat compared to the prior-year period. The margin pressure that our European segment is experiencing partially stems from key competitors continuing to accelerate discount offers, in part as a response to elevated channel levels that they established in previous periods. Additionally, a few RV rental companies have been forced to liquidate their fleets due to financial instability, adding to the supply of aggressively-priced units.

In response to these pressures, management has implemented control measures surrounding promotional activity to protect margin levels, leading to a lower discount percentage in our fiscal 2026 second quarter compared to the prior-year period. Warranty costs have also been slightly elevated in recent periods, and our management teams have swiftly moved to address these elevated levels and implement processes to return these costs to baseline. Further, we are continuously working to enhance our margin profile, and our purchasing teams have worked hard to improve buying conditions in cooperation with our supply chain. In addition to management initiatives to curb promotional activity, address elevated warranty costs and improve buying conditions, we also believe that the European segment will experience margin relief in our fiscal 2026 second half as compared to the first half with the transition from lower-margin special-edition units to refreshed product that is planned to enter the market early in our fiscal 2026 third quarter.

Along with the margin pressures, bottom-line profitability for the European segment was also impacted by restructuring costs. In the second quarter of fiscal 2026, the European segment incurred $5.1 million in employee separation costs related to strategic plant reorganization initiatives. These initiatives will allow us to further address the long-lasting pressures experienced by some of our European brands and improve our cost structure going forward.

5.What factors influenced your decision not to raise your fiscal 2026 full-year guidance despite a strong fiscal first half of earnings generation?
a.Our fiscal 2026 second quarter performance continued the momentum generated by our fiscal first quarter. Robust top and bottom-line results in our North American Motorized segment coupled with gains associated with asset sales contributed to our strong earnings generation. This performance gave us additional clarity into our anticipated trajectory for the remainder of our fiscal year. However, recent geopolitical events have made projecting our fiscal second half trajectory far less certain due potential impacts on consumer sentiment and inflation, among other potential impacts.

The decision to not raise guidance reflects a mindfulness that macroeconomic uncertainties have increased more quickly than they are resolving. The positive trends that we had begun to see with inflation, tariff policies, and consumer sentiment now have less certain trajectories due to recently released economic metrics and the uncertain influence that the conflict in the Middle East could have on drivers of RV retail demand. We believe it is prudent to allow for additional time and financial results before making any updates to our full-year guidance. Our maintained guidance does not assume a meaningful incremental financial contribution from the Heartland realignment, the Keystone refresh, restructuring initiatives or the strategic evolution of our North American RV operations in fiscal 2026. Those efforts are strategic and positioned to support future market share recovery and margin improvement rather than near-term guidance.

We believe our steady, measured approach to guidance has proven appropriate historically, particularly in a market that remains very dynamic. As we move through the remainder of the fiscal year, we will continue to evaluate incoming data and macroeconomic influences and adjust accordingly. Our objective is to provide a balanced outlook that acknowledges potential headwinds and reflects current demand conditions while positioning the Company for durable performance across cycles.

For fiscal 2026, the Company’s full-year guidance includes:

•Consolidated net sales in the range of $9.0 billion to $9.5 billion
•Stable gross margin at midpoint, with upside in a stronger market
•Diluted earnings per share in the range of $3.75 to $4.25

Summary of Key Quarterly Segment Data – North American Towable RVs
Dollars are in thousands

NET SALES:	Three Months Ended January 31,		Change
	2026	2025
North American Towable
Travel Trailers	$403,599	$518,620	(22.2)%
Fifth Wheels	306,886	309,646	(0.9)%
Total North American Towable	$710,485	$828,266	(14.2)%

# OF UNITS:	Three Months Ended January 31,		Change
	2026	2025
North American Towable
Travel Trailers	16,608	23,140	(28.2)%
Fifth Wheels	4,969	4,873	2.0%
Total North American Towable	21,577	28,013	(23.0)%

ORDER BACKLOG:	As of January 31,		Change
	2026	2025
North American Towable	$621,461	$1,073,758	(42.1)%

TOWABLE RV MARKET SHARE SUMMARY: (1)	Calendar Year
	2025	2024
U.S. Market	37.8%	37.9%
Canadian Market	37.0%	38.7%
Combined North American Market	37.7%	38.0%

(1) Source: Statistical Surveys, Inc., Calendar years 2025 and 2024.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – North American Motorized RVs
Dollars are in thousands

NET SALES:	Three Months Ended January 31,		Change
	2026	2025
North American Motorized
Class A	$169,898	$148,009	14.8%
Class C	297,219	204,053	45.7%
Class B	109,954	94,236	16.7%
Total North American Motorized	$577,071	$446,298	29.3%

# OF UNITS:	Three Months Ended January 31,		Change
	2026	2025
North American Motorized
Class A	841	847	(0.7)%
Class C	2,744	1,902	44.3%
Class B	939	777	20.8%
Total North American Motorized	4,524	3,526	28.3%

ORDER BACKLOG:	As of January 31,		Change
	2026	2025
North American Motorized	$1,042,227	$1,124,735	(7.3)%

MOTORIZED RV MARKET SHARE SUMMARY: (1)	Calendar Year
	2025	2024
U.S. Market	47.7%	47.0%
Canadian Market	44.2%	49.9%
Combined North American Market	47.5%	47.2%

(1) Source: Statistical Surveys, Inc., Calendar years 2025 and 2024.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – European RVs
Dollars are in thousands

NET SALES:	Three Months Ended January 31,		Change
	2026	2025
European
Motorcaravan	$391,940	$335,646	16.8%
Campervan	188,257	165,964	13.4%
Caravan	34,275	42,180	(18.7)%
Other	70,000	68,675	1.9%
Total European	$684,472	$612,465	11.8%

# OF UNITS:	Three Months Ended January 31,		Change
	2026	2025
European
Motorcaravan	4,767	4,471	6.6%
Campervan	3,247	3,138	3.5%
Caravan	1,451	1,833	(20.8)%
Total European	9,465	9,442	0.2%

ORDER BACKLOG:	As of January 31,		Change
	2026	2025
European	$1,832,102	$1,644,015	11.4%

EUROPEAN RV MARKET SHARE SUMMARY: (1)	Calendar Year
	2025	2024
Motorcaravan and Campervan (2)	25.5%	24.9%
Caravan	16.8%	18.0%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar years 2025 and 2024. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).
(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

Non-GAAP Reconciliations

The following table reconciles consolidated net income (loss) to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations
($ in thousands)

	Three Months Ended January 31,		Six Months Ended January 31,
	2026	2025	2026	2025
Net income (loss) (GAAP)	$14,641	$(3,089)	$37,810	$(3,962)
Add back:
Interest expense, net	9,420	11,950	18,437	27,178
Income tax provision	6,351	1,489	15,670	1,206
Depreciation and amortization of intangible assets	64,878	65,994	130,913	133,655
EBITDA (Non-GAAP)	$95,290	$76,344	$202,830	$158,077
Add back:
Stock-based compensation expense	7,947	8,073	18,897	18,610
Change in LIFO reserve, net	3,104	(1,500)	3,104	(1,500)
Non-cash foreign currency loss (gain)	(4,589)	1,254	(1,079)	4,646
Investment-related loss (gain)	640	2,635	1,065	5,277
Strategic initiatives	7,691	—	22,741	15,459
Other loss (gain), including sales of PP&E	(12,029)	209	(18,499)	(5,772)
Adjusted EBITDA (Non-GAAP)	$98,054	$87,015	$229,059	$194,797

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income (loss) before net interest expense (income), income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, trade, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the ability to realize anticipated benefits of strategic realignments or other reorganizational actions; the level of consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems, including confidential and personal information, from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of adverse weather conditions and/or weather-related events; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.
These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2026 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2025.
We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.